CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #707/709 to the Registration Statement on Form N-1A of Advisors Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for the Aasgard Dividend Growth Small & Mid-Cap Fund, a series of Advisors Series Trust.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 23, 2016